Exhibit 99.1
For more information, please contact:
Investors and Shareholders
Jennifer Jordan
Cadence Design Systems, Inc.
408-944-7100
investor_relations@cadence.com
Media and Industry Analysts
Adolph Hunter
Cadence Design Systems, Inc.
408-914-6016
publicrelations@cadence.com
Cadence Reports Q2 Revenue of $329 Million
     SAN JOSE, Calif.—July 23, 2008—Cadence Design Systems, Inc. (NASDAQ: CDNS) today reported second quarter 2008 revenue of $329 million, compared to revenue of $391 million reported for the same period in 2007. On a GAAP basis, Cadence recognized net income of $5 million, or $0.02 per share on a diluted basis, in the second quarter of 2008, compared to net income of $60 million, or $0.20 per share on a diluted basis, in the same period in 2007.
     In addition to using GAAP results in evaluating Cadence’s business, management believes it is useful to measure results using a non-GAAP measure of net income, which excludes, as applicable, amortization of intangible assets, stock-based compensation expense, in-process research and development charges, certain termination and legal costs, integration and acquisition-related costs, gains or losses and expenses or credits related to non-qualified deferred compensation plan assets, executive severance payments, restructuring charges and credits, losses on extinguishment of debt and equity in losses (income) from investments. Non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability. See “GAAP to non-GAAP Reconciliation” below for further information on the non-GAAP measure.

     Using this non-GAAP measure, net income in the second quarter of 2008 was $38 million, or $0.14 per share on a diluted basis, as compared to $91 million, or $0.30 per share on a diluted basis, in the same period in 2007.
     “Although we achieved our Q2 numbers, it was more difficult than we planned. Customers are demanding still more flexibility in when, what and how they purchase software and hardware,” said Mike Fister, chief executive officer. “As a result we’ve made the decision to lower our outlook and transition to an approximately ninety-percent ratable license mix. We believe this transition will enable us to keep our focus on the value of our technology. This decision is the right one for our business over the long term and for building and sustaining strong customer relationships into the future.”
     Kevin Palatnik, chief financial officer added, “A key metric for us, particularly as we move through this transition, is cash flow from operations. We are projecting cash flow from operations of $175 million in 2008, and $250 million in 2009.”
     The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially. These statements do not include the impact of any mergers, acquisitions or other business combinations completed after June 28, 2008.
Business Outlook
     For the third quarter of 2008, the company expects total revenue in the range of $235 million to $245 million. Third quarter GAAP net loss per share is expected to be in the range of $(0.27) to $(0.25). Net loss per share using the non-GAAP measure defined below is expected to be in the range of $(0.11) to $(0.09).
     For the full year 2008, the company expects total revenue in the range of $1.120 billion to $1.140 billion. On a GAAP basis, net loss per share for fiscal 2008 is expected to be in the range of $(0.54) to $(0.50). Using the non-GAAP measure defined below, diluted earnings per share for fiscal 2008 are expected to be in the range of $0.01 to $0.05.
     A schedule showing a reconciliation of the business outlook from GAAP net income and diluted net income per share to the non-GAAP net income and diluted net income per share is included with this release.

Audio Webcast Scheduled
     Mike Fister, Cadence’s president and chief executive officer, and Kevin Palatnik, Cadence’s senior vice president and chief financial officer, will host a second quarter 2008 financial results audio webcast today, July 23, 2008, at 2 p.m. (Pacific) / 5 p.m. (Eastern). Attendees are asked to register at the Web site at least 10 minutes prior to the scheduled webcast. An archive of the webcast will be available starting July 23, 2008 at 5 p.m. (Pacific) and ending July 30, 2008 at 5 p.m. (Pacific). Webcast access is available at www.cadence.com/company/investor_relations.
About Cadence
     Cadence enables global electronic-design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence® software and hardware, methodologies, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. Cadence reported 2007 revenues of approximately $1.6 billion, and has approximately 5,100 employees. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about Cadence and its products and services is available at www.cadence.com.
     Cadence is a registered trademark and the Cadence logo is a trademark of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.
     The statements contained above regarding the company’s second quarter 2008 results and in the Business Outlook section and the statements by Mike Fister and Kevin Palatnik include forward-looking statements based on current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of risks, uncertainties and other factors, many of which are outside Cadence’s control, including, among others: (i) Cadence’s ability to compete successfully in the design automation product and the commercial electronic design and methodology services industries; (ii) the mix of products and services sold and the timing of significant orders for its products, including the possibility that the announcement of Cadence’s proposal to acquire Mentor Graphics Corporation and our shift to a ratable license structure may result in changes in the mix of license types; (iii) change in customer demands, including the possibility that the announcement of the Mentor Graphics proposal may result in delays in customers’ purchases of products and services; (iv) economic and industry conditions in regions in which Cadence does business; (v) fluctuations in rates of exchange between the U.S. dollar and the currencies of other countries in which Cadence does business; (vi) capital expenditure requirements; legislative or regulatory requirements; interest rates and Cadence’s ability to access capital and debt markets; and (vii) the effects of the announcement of the Mentor Graphics proposal on Cadence’s business, including its strategic and customer relationships, ability to retain key employees and stock prices; the acquisition of other companies or technologies or the failure to successfully integrate and operate these companies or technologies Cadence acquires, including the potential acquisition of Mentor Graphics and its technologies.
     For a detailed discussion of these and other cautionary statements, please refer to the company’s filings with the Securities and Exchange Commission. These include the company’s Annual Report on Form 10-K for the year ended December 29, 2007 and the company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2008.

GAAP to non-GAAP Reconciliation
     Cadence management evaluates and makes operating decisions using various operating measures. These measures are generally based on the revenues of its product, maintenance and services business operations and certain costs of those operations, such as cost of revenues, research and development, sales and marketing and general and administrative expenses. One such measure is non-GAAP net income, which is a non-GAAP financial measure under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended, and is GAAP net income or net loss excluding, as applicable, amortization of intangible assets, stock-based compensation expense, in-process research and development charges, certain termination and legal costs, integration and acquisition-related costs, gains or losses and expenses or credits related to non-qualified deferred compensation plan assets, executive severance payments, restructuring charges and credits (primarily related to excess facilities), losses on extinguishment of debt and equity in losses (income) from investments. Intangible assets consist primarily of purchased or licensed technology, backlog, patents, trademarks, distribution rights, customer contracts and related relationships and non-compete agreements. Non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability.
     Cadence’s management believes it is useful in measuring Cadence’s operations to exclude amortization of intangible assets, in-process research and development charges and integration and acquisition-related costs because these costs are primarily fixed at the time of an acquisition and generally cannot be changed by Cadence’s management in the short term. In addition, Cadence’s management believes it is useful to exclude stock-based compensation expense because it enhances investors’ ability to review Cadence’s business from the same perspective as Cadence’s management, which believes that stock-based compensation expense is not directly attributable to the underlying performance of the company’s business operations. Cadence’s management also believes that it is useful to exclude restructuring charges and credits. Cadence has dramatically reduced the size of its design services business and portions of its product and maintenance businesses over the past several years. Cadence’s management believes that in measuring the company’s operations, it is useful to exclude any such restructuring charges and credits because the level of restructuring activities has significantly decreased. Cadence’s management also believes it is useful to exclude executive severance costs and certain termination and legal costs as these costs do not occur frequently. Cadence’s management believes it is useful to exclude gains or losses and expenses or credits related to the non-qualified deferred compensation plan assets as these gains and expenses are not part of Cadence’s direct costs of operations, but reflect changes in the value of assets held in the non-qualified deferred compensation plan. Finally, Cadence’s management believes it is useful to exclude the equity in losses (income) from investments, as these items are not part of Cadence’s direct cost of operations. Rather, these are non-operating items that are included in other income (expense) and are part of the company’s investment activities.

     Cadence’s management believes that non-GAAP net income provides useful supplemental information to Cadence’s management and investors regarding the performance of the company’s business operations and facilitates comparisons to the company’s historical operating results. Cadence’s management also uses this information internally for forecasting and budgeting. Non-GAAP financial measures should not be considered as a substitute for or superior to measures of financial performance prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.
     The following tables reconcile the specific items excluded from GAAP net income in the calculation of non-GAAP net income for the periods shown below:
Net Income Reconciliation

	Quarters Ended
	June 28, 2008	June 30, 2007
	(unaudited)
(in thousands)
Net income on a GAAP basis	$4,996	$59,596
Amortization of acquired intangibles	11,630	10,858
Stock-based compensation expense	21,454	27,027
Non-qualified deferred compensation expenses (credits)	(3,050)	994
Restructuring and other charges (credits)	(355)	(1,573)
Integration and acquisition-related costs	256	331
Equity in losses from investments, gains and losses on non-qualified deferred compensation plan assets — recorded in Other income (expense), net	6,676	750
Income tax effect of non-GAAP Adjustments	(3,595)	(6,775)

Net income on a non-GAAP basis	$38,012	$91,208

Diluted Net Income per Share Reconciliation

	Quarters Ended
	June 28, 2008	June 30, 2007
	(unaudited)
(in thousands, except per share data)
Diluted net income per share on a GAAP basis	$0.02	$0.20
Amortization of acquired intangibles	0.04	0.04
Stock-based compensation expense	0.08	0.09
Non-qualified deferred compensation expenses (credits)	(0.01)	—
Restructuring and other charges (credits)	—	(0.01)
Integration and acquisition-related costs	—	—
Equity in losses from investments, gains and losses on non-qualified deferred compensation plan assets — recorded in Other income (expense), net	0.02	—
Income tax effect of non-GAAP adjustments	(0.01)	(0.02)

Diluted net income per share on a non-GAAP basis	$0.14	$0.30

Shares used in calculation of diluted net income per share —GAAP	269,060	302,746
Shares used in calculation of diluted net income per share —non-GAAP (A)	269,060	302,746

(A)Shares used in the calculation of GAAP net income or net loss per share are expected to be the same as shares used in the calculation of non-GAAP net income per share, except when the company reports a GAAP net loss and non-GAAP net income, or GAAP net income and a non-GAAP net loss.

Investors are encouraged to look at the GAAP results as the best measure of financial performance. For example, amortization of intangibles or in-process technology are important to consider because they may represent initial expenditures that under GAAP are reported across future fiscal periods. Likewise, stock-based compensation expense is an obligation of the company that should be considered. Restructuring charges can be triggered by acquisitions or product adjustments, as well as overall company performance within a given business environment. Losses on extinguishment of debt can be incurred on remaining convertible notes. All of these metrics are important to financial performance generally.
Although Cadence’s management finds the non-GAAP measure useful in evaluating the performance of Cadence’s business, reliance on this measure is limited because items excluded from such measures often have a material effect on Cadence’s earnings and earnings per share calculated in accordance with GAAP. Therefore, Cadence’s management typically uses the non-GAAP earnings and earnings per share measures, in conjunction with the GAAP earnings and earnings per share measures, to address these limitations.
Cadence’s management believes that presenting the non-GAAP measure of earnings and earnings per share provides investors with an additional tool for evaluating the performance of the company’s business, which Cadence’s management uses in its own evaluation of performance, and an additional baseline for assessing the future earnings potential of the company. While the GAAP results are more complete, Cadence’s management prefers to allow investors to have this supplemental measure since it may provide additional insights into the company’s financial results.
Cadence expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Cadence may reiterate the business outlook published in this press release. At the same time, Cadence will keep this press release, including the business outlook, publicly available on its Web site.
Prior to the start of the Quiet Period (described below), the public may continue to rely on the business outlook contained herein as still being Cadence’s current expectations on matters covered unless Cadence publishes a notice stating otherwise.
Beginning Sept. 12, 2008, Cadence will observe a Quiet Period during which the business outlook as provided in this press release and the company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q no longer constitute the company’s current expectations. During the Quiet Period, the business outlook in these documents should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to any update by the company. During the Quiet Period, Cadence’s representatives will not comment on Cadence’s business outlook, financial results or expectations. The Quiet Period will extend until the day when Cadence’s Third Quarter 2008 Earnings Release is published, which is currently scheduled for Oct. 22, 2008.

Cadence Design Systems, Inc.
Condensed Consolidated Balance Sheets
June 28, 2008 and December 29, 2007
(In thousands)
(Unaudited)

	June 28, 2008	December 29, 2007
Current Assets:
Cash and cash equivalents	$836,513	$1,062,920
Short-term investments	52,751	15,193
Receivables, net of allowances of $3,218 and $2,895, respectively	315,677	326,211
Inventories	23,689	31,003
Prepaid expenses and other	99,153	94,236

Total current assets	1,327,783	1,529,563

Property, plant and equipment, net of accumulated depreciation of $640,382 and $624,680, respectively	359,023	339,463
Goodwill	1,314,238	1,310,211
Acquired intangibles, net	112,191	127,072
Installment contract receivables	192,503	238,010
Other assets	320,585	326,831

Total Assets	$3,626,323	$3,871,150

Current Liabilities:
Convertible notes	$230,385	$230,385
Accounts payable and accrued liabilities	246,981	289,934
Current portion of deferred revenue	247,758	265,168

Total current liabilities	725,124	785,487

Long-term Liabilities:
Long-term portion of deferred revenue	122,116	136,655
Convertible notes	500,000	500,000
Other long-term liabilities	350,422	368,942

Total long-term liabilities	972,538	1,005,597

Stockholders’ Equity	1,928,661	2,080,066

Total Liabilities and Stockholders’ Equity	$3,626,323	$3,871,150

Cadence Design Systems, Inc.
Condensed Consolidated Statements of Operations
For the Quarters and Six Months Ended June 28, 2008 and June 30, 2007
(In thousands, except per share amounts)
(Unaudited)

	Quarters Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Revenue:
Product	$195,444	$263,793	$351,637	$501,697
Services	33,694	32,816	65,890	64,738
Maintenance	100,340	94,352	199,140	189,711

Total revenue	329,478	390,961	616,667	756,146

Costs and Expenses:
Cost of product	18,018	12,827	30,019	28,479
Cost of services	27,213	23,442	52,406	47,057
Cost of maintenance	14,439	15,295	28,979	30,418
Marketing and sales	89,907	98,063	182,941	200,761
Research and development	120,087	122,962	245,443	240,027
General and administrative	34,963	41,808	72,671	82,419
Amortization of acquired intangibles	5,820	4,413	11,580	8,922
Restructuring and other charges (credits)	(355)	(1,573)	(355)	(2,518)
Write-off of acquired in-process technology	—	—	600	—

Total costs and expenses	310,092	317,237	624,284	635,565

Income (loss) from operations	19,386	73,724	(7,617)	120,581

Interest expense	(2,880)	(3,064)	(5,875)	(6,524)
Other income (expense), net	(1,750)	14,207	4,013	33,737

Income (loss) before provision for income taxes	14,756	84,867	(9,479)	147,794

Provision for income taxes	9,760	25,271	4,272	43,777

Net income (loss)	$4,996	$59,596	$(13,751)	$104,017

Basic net income (loss) per share	$0.02	$0.22	$(0.05)	$0.38

Diluted net income (loss) per share	$0.02	$0.20	$(0.05)	$0.35

Weighted average common shares outstanding — basic	252,629	274,425	257,724	272,043

Weighted average common shares outstanding — diluted	269,060	302,746	257,724	297,048

Cadence Design Systems, Inc.
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 28, 2008 and June 30, 2007
(In thousands)
(Unaudited)

	Six Months Ended
	June 28,	June 30,
	2008	2007

Cash and Cash Equivalents at Beginning of Period	$1,062,920	$934,342

Cash Flows from Operating Activities:
Net income (loss)	(13,751)	104,017
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	65,553	63,308
Stock-based compensation	43,044	54,709
Equity in loss from investments, net	718	1,720
(Gain) loss on investments, net	1,729	(12,093)
Gain on sale and leaseback of land and buildings	(1,070)	(12,071)
Write-down of investment securities	8,304	550
Write-off of acquired in-process technology	600	—
Tax benefit of call options	—	4,292
Deferred income taxes	880	1,332
Proceeds from the sale of receivables, net	46,025	76,311
Provisions (recoveries) for losses (gains) on trade accounts receivable and sales returns	324	(106)
Other non-cash items	(1,503)	5,045
Changes in operating assets and liabilities, net of effect of acquired businesses:
Receivables	11,007	24,168
Installment contract receivables	7,298	(153,636)
Inventories	7,350	(972)
Prepaid expenses and other	(8,075)	(7,760)
Other assets	(4,562)	810
Accounts payable and accrued liabilities	(56,629)	(19,493)
Deferred revenue	(37,187)	(16,926)
Other long-term liabilities	(12,580)	6,940

Net cash provided by operating activities	57,475	120,145

Cash Flows from Investing Activities:
Proceeds from the sale of available-for-sale securities	3,693	3,256
Purchase of available-for-sale investments	(31,758)	—
Proceeds from the sale of long-term investments	3,250	6,241
Proceeds from the sale of property, plant and equipment	—	46,500
Purchases of property, plant and equipment	(60,769)	(37,996)
Purchases of software licenses	(375)	—
Investment in venture capital partnerships and equity investments	(1,419)	(1,948)
Cash paid in business combinations and asset acquisitions, net of cash acquired, and acquisition of intangibles	(6,189)	(7,394)

Net cash provided by (used for) investing activities	(93,567)	8,659

Cash Flows from Financing Activities:
Principal payments on term loan	—	(28,000)
Tax benefit from employee stock transactions	288	17,732
Proceeds from issuance of common stock	26,637	205,219
Stock received for payment of employee taxes on vesting of restricted stock	(3,287)	(10,337)
Purchases of treasury stock	(216,236)	(121,455)

Net cash provided by (used for) financing activities	(192,598)	63,159

Effect of exchange rate changes on cash and cash equivalents	2,283	2,224

Increase (decrease) in cash and cash equivalents	(226,407)	194,187

Cash and Cash Equivalents at End of Period	$836,513	$1,128,529

Cadence Design Systems, Inc.
As of July 23, 2008
Impact of Non-GAAP Adjustments on Forward Looking Diluted Net Income (Loss) Per Share
(Unaudited)

	Quarter ended	Year ended
	September 27, 2008	January 3, 2009

	Forecast	Forecast

Diluted net loss per share on a GAAP basis	$(0.27) to $(0.25)	$(0.54) to $(0.50)

Amortization of acquired intangibles	0.04	0.17
Stock-based compensation expense	0.08	0.33
Non-qualified deferred compensation expenses (credits)	—	(0.01)
Write-off of acquired in-process technology	—	—
Integration and acquisition-related costs	—	—
Equity in losses from investments, gains and losses on non-qualified deferred compensation plan assets	—	0.05
Income tax effect of non-GAAP adjustments	0.04	0.01

Diluted net income (loss) per share on a non-GAAP basis	$(0.11) to $(0.09)	$0.01 to $0.05

Cadence Design Systems, Inc.
As of July 23, 2008
Impact of Non-GAAP Adjustments on Forward Looking Net Income (Loss)
(Unaudited)

	Quarter ended	Year ended
	September 27, 2008	January 3, 2009

($ in Millions)	Forecast	Forecast

Net loss on a GAAP basis	$(72) to $(66)	$(138) to $(128)

Amortization of acquired intangibles	11	44
Stock-based compensation expense	21	84
Non-qualified deferred compensation expenses (credits)	—	(3)
Write-off of acquired in-process technology	—	1
Integration and acquisition-related costs	—	1
Equity in losses from investments, gains and losses on non-qualified deferred compensation plan assets	—	13
Income tax effect of non-GAAP adjustments	10	2

Net income (loss) on a non-GAAP basis	$(30) to $(24)	$4 to $14

Cadence Design Systems, Inc.
(Unaudited)
Revenue Mix by Geography (% of Total Revenue)

	2006					2007					2008
GEOGRAPHY	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2

Americas	51%	48%	54%	60%	54%	48%	52%	41%	50%	49%	40%	49%
Europe	19%	18%	22%	19%	19%	15%	17%	25%	17%	18%	22%	21%
Japan	21%	24%	13%	10%	17%	27%	14%	22%	22%	21%	26%	18%
Asia	9%	10%	11%	11%	10%	10%	17%	12%	11%	12%	12%	12%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Revenue Mix by Product Group (% of Total Revenue)

	2006					2007					2008
PRODUCT GROUP	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2

Functional Verification	26%	22%	24%	23%	24%	24%	24%	20%	26%	24%	20%	25%
Digital IC Design	20%	26%	19%	26%	24%	26%	29%	27%	27%	27%	27%	23%
Custom IC Design	27%	27%	30%	26%	27%	24%	24%	32%	25%	27%	25%	26%
Design for Manufacturing	8%	8%	8%	6%	7%	7%	7%	6%	6%	6%	6%	7%
System Interconnect	9%	8%	10%	11%	9%	10%	8%	7%	9%	8%	11%	9%
Services & Other	10%	9%	9%	8%	9%	9%	8%	8%	7%	8%	11%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Note: Product Group total revenue includes Product + Maintenance